EXHIBIT 3.2

AMENDED CERTIFICATE OF DESIGNATION

OF

VELOCITY EXPRESS CORPORATION

Velocity Express Corporation, a corporation organized and existing under the laws of the state of Delaware (the “Company”), hereby certifies that no shares of the Company’s Series Q Convertible Preferred Stock have been issued and that the following resolution was adopted by the Board of Directors of the Company pursuant to Section 151 of the Delaware General Corporation Law:

RESOLVED, that Section 1 of the Certificate of Designations, Rights and Preferences of Series Q Convertible Preferred Stock set forth in the Certificate of Incorporation, as amended, is hereby amended by amending the following definitions (changes from the current Certificate are marked):

“Notes” shall mean the Company’s 12% Senior Secured Notes due 2010 issued pursuant to the Indenture dated July 3, 2006 by and between the Company and Wells Fargo, N.A., as Trustee (the “Indenture”).

“Registration Rights Agreement” means the Registration Rights Agreement dated as of July 3, 2006 by and among the Company, the purchasers of Series Q Preferred Stock, the purchasers of the Company’s 12% Senior Secured Notes and Warrants and the other parties named therein.

“Series Q Preferred Stock Purchase Agreement” means that certain Stock Purchase Agreement dated July 3, 2006 by and among the Company and the investors named therein for the purchase and sale of Series Q Preferred Stock.

“Target Acquisition” means the merger of Cobra Acquisition Corp., a newly-formed wholly-owned Subsidiary of the Company (“Merger Sub”), and Target, pursuant to the terms of an Agreement and Plan of Merger dated July 3, 2006 (“Merger Agreement”), by and among the Company, Merger Sub and Target.

“Warrants” shall mean stock purchase warrants of the Company issued pursuant to that certain Note and Warrant Purchase Agreement dated July 3, 2006 by and among the Company and the investors named therein.

[Execution Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment at 8:00 a.m. EDT this 3rd day of July, 2006.

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Name:	Edward W. Stone
Title:	Chief Financial Officer

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